Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan of Spansion Inc. of our reports dated February 26, 2007, with respect to the consolidated financial statements of Spansion Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Spansion Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Spansion Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 13, 2007